Exhibit 21

SUBSIDIARIES OF SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

The subsidiaries of the Company at December 31, 2009 were as follows:

Name	Jurisdiction of Incorporation or Organization	Percentage of Voting Power
Schweitzer-Mauduit Canada, Inc.	Manitoba Province (Canada)	100%
Schweitzer-Mauduit International China, Limited	Hong Kong, China	100%
China Tobacco Mauduit (Jiangmen) Paper Industry Company Ltd. (1)	People’s Republic of China	50%
Schweitzer-Mauduit Spain, S.L.	Spain	100%
Schweitzer-Mauduit do Brasil, S.A.	Brazil	99.9%
Schweitzer-Mauduit Holding S.A.S.	France	100%
Schweitzer-Mauduit Industries S.A.S.	France	100%
Schweitzer-Mauduit France S.A.S.	France	100%
Schweitzer-Mauduit Developpements	France	100%
LTR Industries S.A.S.	France	100%
Papeteries de Saint-Girons S.A.S.	France	100%
Saint-Girons Industries S.N.C.	France	100%
Papeteries de Mauduit S.A.S.	France	100%
PDM Industries S.N.C.	France	100%
Papeteries de Malaucène S.A.S	France	100%
Malaucène Industries S.N.C.	France	100%
P.T. PDM Indonesia	Indonesia	100%
PDM Philippines Industries, Inc.	Philippines	100%
Luna Rio Landholding Corporation	Philippines	40%
Schweitzer-Mauduit RTL Philippines Inc.	Philippines	100%

(1)  Joint venture to produce tobacco-related papers in China.